FOR IMMEDIATE RELEASE
Contact:
Craig Eisenacher
Bristol West Insurance Group
Phone: (954) 316-5192


          BRISTOL WEST REPORTS FIRST QUARTER, 2004 FINANCIAL RESULTS

DAVIE, Fla., May 12, 2004-- Bristol West Holdings, Inc. (NYSE: BRW) today reported its financial results for the first quarter of 2004. Net income for the three months ended March 31, 2004 was $14.5 million or $0.48 per common share on a fully diluted basis. Exclusive of the effect, after income taxes, of previously announced charges related to the refinancing of the Company's credit facilities and stock awards to all employees in connection with the Company's initial public offering in February, net income was $15.9 million or $0.52 per share on a fully diluted basis.

James R. Fisher, Chairman and CEO, said, "Our first quarter as a publicly-listed company was successful in terms of both financial and operational accomplishments. Going forward, we are monitoring our underwriting and pricing discipline in order to optimize our margins. At the same time, we are very excited about our on-going product refinements and technology initiatives. Ultimately, we are committed to increasing shareholder value by continuing to grow and develop our business and enhance our operations."

Highlights

Mr. Fisher continued, "From expanding our business to strengthening the capital structure that underpins our business, we can point to a broad range of achievements this quarter." Included among key highlights for the quarter ended March 31, 2004, Bristol West:

o Completed its initial public offering of 17,250,000 shares (which included the underwriters' exercise of their over-allotment option of 2,250,000 shares), raising net additional capital of approximately $113.2 million from the Company's sale of 6,250,000 shares, and an additional $6.9 million

     (including the related tax benefit) resulting from the exercise of stock options and warrants for 750,751 shares by the selling shareholders;

o Received an increase in its insurance financial strength rating from "B" to "B+" from A. M. Best Company;

o Refinanced its senior credit facilities, thereby extending the maturity of the term portions of the facility;

o Received initial debt ratings of "BB+" and "Ba1" from Standard & Poor's Corporation and Moody's Investor Services, respectively;

o Increased policies in force to 483,000 as of March 31, 2004 from 428,000 as of March 31, 2003, and 445,000 as of December 31, 2003, increases of 12.9% and 8.5%, respectively;

o    Began underwriting policies in Colorado, our 18th state.

Additionally, we began deploying OneStep(R), our new point of sale processing system, in California on May 10, 2004. Currently we have over 100 California brokers issuing policies via this system.

Results for the Quarter Ended March 31, 2004

Net income for the quarter was $14.5 million compared to $12.8 million for the first quarter of 2003, an increase of 13.3%. Net income before charges related to the refinancing of the Company's credit facilities and stock awards to all employees in connection with the Company's initial public offering was $15.9 million for the current quarter, an increase of 24.2% over the first quarter of 2003. Net income per fully diluted share was $0.48 compared to $0.54 for the first quarter of 2003. Excluding the charges discussed above, net income per fully diluted share was $0.52 for the most recent quarter. As a result of the

Company's initial public offering, average fully diluted shares outstanding increased to 30,454,608 from 23,814,820 for the first quarter of 2003, or by 27.9%.

Earnings Before Taxes

Reported net income before taxes was $22.9 million for the first quarter of 2004, compared to $19.5 million in the 2003 period, an increase of $3.4 million or 17.4%. As previously reported, Bristol West refinanced its credit facilities, and extended the term portions of the facilities in mid-February, 2004. In connection with the early repayment of the term portions of the facility, the Company incurred a $1.6 million pretax charge ($1.0 million after taxes) in the most recent quarter, principally related to the write-off of deferred financing costs on the replaced facility. In addition, the Company granted 25 shares of common stock to each employee who did not already own stock in the Company, and paid the related income taxes, in connection with the Company's initial public offering. This resulted in a pretax charge of $0.6 million before income taxes ($0.4 million after income taxes) in the first quarter of 2004. Absent these one-time charges, Bristol West's income before income taxes was $25.1 million.

Written Premiums and Fees

Gross premiums written increased by 25.1% for the quarter to $205.6 million compared to $164.4 million for the first quarter of 2003 due to a 12.3% increase in average policies in force. Policy retention has improved, and average premium per policy has increased, both of which further contributed to the growth in gross written premiums. Net premiums written increased by 46.0% to $99.8 million from $68.4 million for the respective 2003 quarter. The Company decreased the percentage of written premiums ceded under its quota share reinsurance treaty to 50% on business written in 2004 from 60% for 2003. Net premiums earned, fee income, and other income were $88.1 million in the most current quarter compared to $88.8 million in the first quarter of 2003. These remained essentially unchanged due to timing of when premiums were written in the quarter and the impact of the Company's reinsurance programs on earned premiums, which caused the growth of net premiums earned to lag the increase net premiums written.

Net Investment Income

Net investment income was $1.8 million for the quarter ended March 31, 2004, compared to $1.7 million for the respective period of 2003. There were no net realized gains/losses on securities sales during the first quarter of 2004 or the first quarter of last year. The pretax equivalent yield on the investment portfolio fell to 4.15% from 4.57% as of December 31, 2003.

Key Ratios

Bristol West's combined ratio was 72.8% for the first quarter of 2004, compared to 78.8% for the same quarter of last year, an improvement of six points. The loss ratio was 54.0% for the first quarter of 2004 compared to 58.2% for the comparable 2003 period. The improvement in the loss ratio is the result of underwriting, premium rate and product changes, coupled with no adverse loss development in the current quarter on gross losses and loss adjustment expense reserves from prior years. The expense ratio was 18.8% for the first quarter of 2004, compared to 20.6% for the first quarter of last year. The principal reasons for the decrease in the expense ratio for the first quarter of 2004 compared to the first quarter of 2003 were higher ceding commissions under the Company's quota share treaty, resulting from an improved combined ratio on business ceded, and a reduction in Company expenses as a percentage of gross premiums.

Mr. Fisher concluded, "Our achievements this quarter represent a strong start as a public company. We have the systems and professional staff in place to identify profitable opportunities in the markets in which we operate. We are committed to providing superior service to our policyholders, agents, and brokers."

Condensed Consolidated Balance Sheets

Condensed consolidated balance sheets as of March 31, 2004 and December 31, 2003 follow. The Company completed an initial public offering of its common stock on February 12, 2004, the net proceeds of which were approximately $113.2 million. Of this amount, $110.0 million has been contributed to the statutory surplus of the Company's principal insurance subsidiary. In addition, the Company refinanced its long-term debt in February 2004, resulting in an extension of our debt's contractual maturity and an increase in the amount outstanding to $75.0 million from $71.5 million at December 31, 2003. As previously announced, the Company incurred approximately $1.6 million in costs before taxes, $1.0 million after taxes, associated with the refinancing, principally due to the write-off of deferred financing fees, which were reflected in its first quarter, 2004 results.

Dividend

On May 5, 2004, the Board of Directors approved a regular dividend of $0.05 per common share, resulting in a total payout of approximately $1.5 million. The dividend, payable on June 2, 2004, will be paid to shareholders of record as of May 19, 2004.

About Bristol West

Bristol West Holdings, Inc. began its operations in 1973, and provides non-standard private passenger automobile insurance exclusively through agents and brokers in 18 states. Bristol West is traded on the New York Stock Exchange under the symbol, BRW.

For more information about Bristol West, please visit our website, www.bristolwest.com.

Certain statements in this press release are forward looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include, but are not limited to the risk factors described in our final prospectus dated February 11, 2004 and other risks detailed from time to time in the Company's reports filed with the Securities and Exchange Commission. These factors are difficult to accurately predict and may be beyond the control of the Company. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

                                     # # #

                          BRISTOL WEST HOLDINGS, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                       (in thousands, except share data)

                                                                              (Unaudited)
                                                                               March 31,            December 31,
Assets:                                                                          2004                   2003

Total investments                                                             $   255,263            $   141,285
Cash and cash equivalents                                                          33,080                  9,256
Reinsurance balances                                                              356,337                335,036
Receivables                                                                       185,348                143,856
Goodwill                                                                          101,677                101,677
Other assets                                                                       53,850                 46,766
                                                                              -----------            -----------
Total assets                                                                  $   985,555            $   777,876
                                                                              ===========            ===========

Liabilities and Stockholders' Equity:
Total policy liabilities                                                      $   400,134            $   361,628
Reinsurance payables                                                              168,513                159,598
Accounts payable and other liabilities                                             67,023                 46,415
Long-term debt                                                                     75,000                 71,500
                                                                              -----------            -----------
    Total liabilities                                                             710,670                639,141
                                                                              -----------            -----------

Total stockholders' equity                                                        274,885                138,735
                                                                              -----------            -----------
Total liabilities and stockholders' equity                                    $   985,555            $   777,876
                                                                              ===========            ===========

Book Value per Share - basic                                                  $      8.90            $      5.82
Book Value per Share - basic pro-forma (a)                                              --                   8.40

(a) pro-forma for the Company's initial public offering on February 12, 2004, updated to reflect the difference between actual proceeds and the estimated amount as of March 17, 2004.

                          BRISTOL WEST HOLDINGS, INC.
                  Comparative Consolidated Income Statements
                 (dollars in thousands, except per share data)


                                                                                         (Unaudited)
                                                                                 Three Months Ended March 31,
Revenues                                                                         2004                   2003
--------                                                                         ----                   ----
Gross written premiums                                                        $   205,617            $   164,383
Net written premium                                                                99,771                 68,357
Gross premiums earned                                                             163,246                141,905

Net premiums earned                                                           $    69,609            $    72,387
Net investment income                                                               1,805                  1,670
Fee income                                                                         17,850                 15,974
Other Income                                                                          613                    399
                                                                              -----------            -----------
    Total Revenue                                                                  89,877                 90,430

Expenses
Losses and adjustment expenses incurred                                            47,566                 51,659
Commissions and other underwriting expenses                                         9,497                 12,282
Other operating and general expenses                                                7,064                  6,001
Interest expense                                                                      651                    890
Extinguishment of debt                                                              1,613                     --
Stock-based compensation                                                              579                     80
                                                                              -----------            -----------
    Total Expenses                                                                 66,970                 70,912

Income before federal and state income taxes                                       22,907                 19,158

Federal and state income taxes                                                      8,361                  6,759
                                                                              -----------            -----------
Net earnings                                                                  $    14,546            $    12,759
                                                                              ===========            ===========
Net earnings before unusual charges*                                          $    15,938            $    12,811
                                                                              ===========            ===========

Basic earnings per share                                                      $      0.51            $      0.54
Diluted earnings per share                                                    $      0.48            $      0.54
Diluted earnings per share before unusual charges*                            $      0.52            $      0.54
Weighted average common shares outstanding                                     28,477,799             23,814,820
Weighted average common shares outstanding dilutive potential common
  shares                                                                       30,454,608             23,814,820

Loss Ratio                                                                           54.0%                  58.2%
Expense Ratio                                                                        18.8%                  20.6%
                                                                              ------------           ------------
Combined Ratio                                                                       72.8%                  78.8%
                                                                              ============           ============

*Adjusts for debt extinguishment costs and stock-based compensation after taxes.

                          BRISTOL WEST HOLDINGS, INC.
                               SUPPLEMENTAL DATA

                DIRECT WRITTEN PREMIUM PRODUCTION BY STATE
                          (dollars in millions)


                                       Quarters Ended March 31
                                       -----------------------              Percent
 State                                        2004                2003      Change
------------------------------------------------------------------------------------
 California                                $ 132.7            $  108.1        22.8%
 Florida                                      22.7                18.5        22.7%
 Michigan                                     17.0                10.4        63.5%
 Pennsylvania                                  4.0                 2.7        48.2%
 South Carolina                                3.8                 3.6         5.6%
 Virginia                                      3.4                 1.4       142.9%
 Maine                                         3.4                 2.2        54.6%
 Texas                                         3.2                 2.7        18.5%
 Georgia                                       3.5                 6.0       -41.7%
 New Hampshire                                 2.7                 1.6        68.8%
 All Other                                     9.2                 7.3        26.0%
                               -----------------------------------------------------
 Total                                     $ 205.6            $  164.5        25.0%
                               =====================================================


                RECONCILIATION OF GROSS AND NET COMBINED RATIOS


                                                Quarters Ended March 31
                                            2004        2003       Change
                                         -----------------------------------
Gross Loss Ratio                            59.0%       61.8%      (2.8) pts.
Gross Expense Ratio                         25.2%       24.8%       0.4
                                         ---------------------------------
Gross Combined Ratio                        84.2%       86.6%      (2.4)

Effect of Reinsurance                      -11.4%       -7.8%      (3.6)
                                         ---------------------------------

Net Combined Ratio (as Reported)            72.8%       78.8%      (6.0) pts.
                                         =================================